Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 300 Executive Drive, Suite 300 West Orange, NJ 07052 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Bel Announces Retirement of Dennis Ackerman;
Steve Dawson Appointed as President of Bel’s Power and Protection Segment

WEST ORANGE, N.J., July 01, 2024 (GLOBE NEWSWIRE) -- Bel Fuse Inc. (Nasdaq: BELFA and BELFB) today confirmed consistent with prior announcements that Dennis Ackerman will retire from the Company effective July 31, 2024 after 37 years of service, having served as President of Bel Power Solutions and Protection since 2014. As previously announced, Steve Dawson, who most recently served as Vice President of Marketing and Business Development for the Power segment, has been named to succeed Mr. Ackerman. His appointment as the new President of Bel Power Solutions and Protection is effective July 1, 2024.

Mr. Ackerman joined Bel in 1986 and held the positions of Customer Service Manager, Sales Manager, Purchasing Director and Operations Director. In 2001, he was named Vice President of Operations and in June 2014, he was named President of the Bel Power Solutions and Protection segment.

Daniel Bernstein, President and CEO, said, “We greatly appreciate Dennis’ hard work, dedication and commitment to Bel for the past 37 years. Dennis has been a trusted colleague to me during my tenure as CEO, overseeing many of our past acquisitions, and has been a strategic partner in driving the overall growth of Bel over the years. We wish Dennis all the best in his retirement.

“The appointment of Steve into this role reflects the evolution taking place within Bel as we continue to position ourselves for growth as a global leader in the electronic component industry. Steve has demonstrated outstanding performance, technical capability, leadership skills, and dedication to continuous growth. I am confident he will lead the Bel Power Solutions and Protection segment to long term success,” concluded Mr. Bernstein.

Steve Dawson has over 25 years of progressive experience in power and circuit protection. Before joining Bel, Mr. Dawson held positions in Manufacturing, Engineering, Product Management and Business Development with Cooper Industries’ circuit protection business, a company later acquired by Eaton. After twelve years at Cooper Industries, he joined Power-One, a well-known manufacturer of power supplies. There Mr. Dawson led the Marketing and Business Development efforts when Power-One was acquired by ABB. Dawson was later involved in the sale of the power business from ABB to Bel, where he most recently served as Vice President of Marketing and Business Development for Bel’s Power segment. Mr. Dawson earned his Bachelor’s degree in Industrial Engineering from the University of Cincinnati and his MBA degree from Washington University in St. Louis.

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits. These products are primarily used in the networking, telecommunications, computing, general industrial, high-speed data transmission, military, commercial aerospace, transportation and eMobility industries. Bel's portfolio of products also finds application in the automotive, medical, and consumer electronics markets. Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies). The Company operates facilities around the world.

Company Contacts:

Bel Fuse Inc.

Lynn Hutkin, VP Financial Reporting & Investor Relations
ir@belf.com

Investor Contact:

Three Part Advisors

Jean Marie Young, Managing Director or Steven Hooser, Partner 631-418-4339

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